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                        [LETTERHEAD OF QUARLES & BRADY]

                                                                      EXHIBIT 12
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                                       August 25, 1998



Heartland Group, Inc.
790 North Water Street
Milwaukee, WI 53202

     Re:  Tax Opinion for Registration Statement on Form N-14

Ladies and Gentlemen:

     We are acting as counsel to Heartland Group, Inc., a Maryland corporation ("Heartland"), in connection with the proposed acquisition (the "Acquisition") of the assets of the Heartland Small Cap Contrarian Fund (the "Contrarian Fund") by the Heartland Value Fund (the "Value Fund"). Each of the Contrarian Fund and the Value Fund is a series of Heartland. The Acquisition will occur pursuant to the Heartland Small Cap Contrarian Fund Plan of Reorganization and Liquidation (the "Plan"), dated as of August 24, 1998, executed by the order of the Board of Directors of Heartland on behalf of the Contrarian Fund and the Value Fund. The Plan is attached as Appendix B to the Registration Statement under the Securities Act of 1933 on Form N-14 (the "Registration Statement"), filed on the date hereof with the Securities and Exchange Commission. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Plan.

     In rendering our opinion, we have examined the Registration Statement and the Plan and have, with your permission, relied upon, and assumed as correct now and as of the effective time of the Reorganization, (i) the factual information contained in the Registration Statement, (ii) the representations and covenants contained in the Plan, (iii) certain factual representations made by the Heartland Group on behalf of the Contrarian Fund and the Value Fund, and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

     On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in the manner described in the Plan and the Proxy Statement/Prospectus included in the Registration Statement, we are of the opinion that:

           (i) Gain or loss will be recognized by the Contrarian Fund upon the transfer of assets of the Contrarian Fund to the Value Fund, including assets transferred for Value Fund Shares at the Closing and assets transferred in interfund trades.

          (ii) No gain or loss will be recognized by the Value Fund upon its receipt of assets of the Contrarian Fund in exchange for either the Value Fund Shares or, in the case of interfund trades, cash.

          (iii) The Value Fund's basis in the assets acquired from the Contrarian Fund will be equal to the fair market value of Value Fund Shares exchanged therefor (or, in the case of interfund transactions, the fair market value of the assets transferred by the Value Fund in the transaction).

          (iv) The holding period of the assets of the Contrarian Fund in the hands of the Value Fund will not include the holding period of the Contrarian Fund.

          (v) Gain or loss will be recognized by the Contrarian Fund Shareholders upon the liquidation of the Contrarian Fund and the related surrender of their Contrarian Fund Shares in exchange for Value Fund Shares. Any such gain will be equal to the excess of the fair market value of the Value Fund Shares received in the liquidation over the basis of the shareholder's Contrarian Fund Shares. Any such loss will be equal to the excess of the basis of the shareholder's Contrarian Fund Shares over the fair market value of the Value Fund Shares received in the liquidation.

          (vi) The basis of the Value Fund Shares received by each Contrarian Fund Shareholder in connection with the liquidation of the Contrarian Fund will be equal to the fair market value of the Contrarian Fund Shares immediately prior to the Effective Time.

          (vii) The holding period of the Value Fund Shares received by each Contrarian Fund Shareholder in connection with the liquidation of the Contrarian Fund will commence at the Effective Time.





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Heartland Group, Inc.
August 25, 1998
Page 2



          (viii) The discussion in the Proxy Statement/Prospectus under the captions "Summary - Federal Tax Consequences" and "The Proposed Reorganization - Tax Considerations," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

     This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retro actively. Any change in such authorities or any change in the facts or representations, or any past or future actions by Heartland Group, the Contrarian Fund, or the Value Fund contrary to such representations might adversely affect the conclusions stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name as it appears in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                       Very truly yours,


                                       /s/ Quarles & Brady
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                                       QUARLES & BRADY